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                                                                     Exhibit 3.2

                     THIRD AMENDMENT TO AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       BOBBY ALLISON WIRELESS CORPORATION


         WHEREAS, Bobby Allison Wireless Corporation (the "Corporation"), a Florida corporation, filed with the Florida Department of State on December 1, 1998 its Amended and Restated Articles of Incorporation (the "Articles"); and

         WHEREAS, as permitted by Florida Statute ss.607.1001, the Corporation reserved the right to amend thE Articles pursuant to Article IX of the Articles; and

         WHEREAS, the Corporation amended the Articles pursuant to its First Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on December 28, 1998; and

         WHEREAS, the Corporation amended the Articles pursuant to its Second Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on March 1, 1999; and

         WHEREAS, the Corporation desires to further amend its Articles to amend certain provisions relating to the 7.5% Series C Convertible Preferred Stock of the Corporation; and

         WHEREAS, the Corporation is owned by both common stockholders and preferred stockholders, but the Corporation's preferred stockholders are not entitled to vote with respect to the amendment hereinafter set forth; and

         WHEREAS, the amendment hereinafter set forth has been adopted with the consent of, and has been approved by, all of the Corporation's common stockholders and all of the Corporation's Board of Directors, on June 23, 1999, to be effective for all purposes as of July 5, 1999.

         NOW, THEREFORE, the Articles are hereby amended as follows:

         1. Article IV, Section 4.1(a) shall be amended by deleting any references to 7.5% with respect to the Series C Convertible Preferred Stock of the Corporation.

         2. Article IV, Section 4.2(b) of the Articles shall be deleted in its entirety and the following Article IV, Section 4.2(b) shall be inserted in lieu thereof:

                  (b) DIVIDENDS. The holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the annual rate of seven and one-half percent (7.5%) based on the Series A Initial Purchase Price and the Series B Initial Purchase Price, as applicable. The holders of the Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at an annual rate based upon the Series C Initial Purchase Price as set by the Board of Directors of the Corporation in accordance with Florida Statute 607.0602 which provides in pertinent part that, prior to the issuance of any Series C Preferred Stock, the Board of Directors shall (i) determine the dividend rate and
         (ii) deliver to the Department of State for filing articles of amendment reflecting the so determined dividend rate. In no event, however, may the dividend rate on the Series C Preferred Stock exceed seven and one-half percent (7.5%) and the dividend rate as set shall be the same for all shares of Series C Preferred Stock. Dividends on the Series A Preferred Stock and the Series B Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on January 1 and July 1 of each year for so long as any Series A Preferred Stock or Series B Preferred Stock remains outstanding. Dividends on the Series C Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on April 1 and October 1 of each year for so long as any Series C Preferred Stock remains


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outstanding. Dividends on the Preferred Stock, including, without limitations, any accrued and unpaid dividends and liquidating distributions, shall be paid before any dividends or other distributions shall be declared or paid or set aside for payment on any Subordinate Stock; provided, further, that any such dividends shall be paid on the Series A Preferred Stock and Series B Preferred Stock before any dividends or other distributions shall be declared or paid or set aside for payment on any Series C Preferred Stock.

         3. Article IV, Section 4.2(e)(i) shall be deleted in its entirety, and the following Article IV, Section 4.2 (e)(i) shall be inserted in lieu thereof:

                  (i) MANDATORY REDEMPTION. To the extent the Corporation shall have funds legally available for such payment, the Corporation shall redeem each share of Series A Preferred Stock and each share of Series B Preferred Stock on each date which is five (5) years after the Series A Initial Issue Date and the Series B Initial Issue Date (the "Mandatory Redemption Date"). Payment shall be made in immediately available funds payable to the holder on the Mandatory Redemption Date. Any payment made after the Mandatory Redemption Date shall be at the Delinquent Redemption Price.

         IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Third Amendment to Amended and Restated Articles of Incorporation on the date or dates set forth below, to be effective for all purposes as of July 5, 1999.

                            BOBBY ALLISON WIRELESS CORPORATION


                            By: /s/ Robert L. McGinnis
                                ----------------------------------------------
                                Robert L. McGinnis, as its Chief Executive
                                Officer and Chairman of the Board

                            Date: 6/23/99



                            By: /s/ James L. Ralph
                                ----------------------------------------------
                                James L. Ralph, as its President and Secretary

                            Date: 6/23/99